Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-162206, 333-165513, 333-194869 and 333-195822, and Form S-8 Nos. 333-165508 and 333-181744) of Iridium Communications Inc. of our reports dated February 26, 2015, with respect to the consolidated financial statements of Iridium Communications Inc. and the effectiveness of internal control over financial reporting of Iridium Communications Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

McLean, VA
February 26, 2015